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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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Name:          AH&H PARTNERS FUND LIMITED PARTNERSHIP
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Address of Principal Business Office (No. & Street, City, State Zip Code):

                  60 State Street, Boston, Massachusetts 02109
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Telephone Number (including area code):      (617) 371-3900
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Name and Address of Agent for Service of Process:

     Harry E. Wells, III, AH&H Partners Fund Limited Partnership
                  60 State Street, Boston, Massachusetts 02109
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Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                        YES  / x /          NO   /   /

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Pursuant to the requirements of the Investment Company Act of 1940 the Advisory
General Partner and Managing General Partners of the registrant have caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 28th day of March, 1996.


                                  AH&H PARTNERS FUND LIMITED PARTNERSHIP

                                  By:  Adams, Harkness & Hill, Inc.
                                       its Advisory General Partner


                                  \s\ Harry E. Wells, III
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                                  Name:  Harry E. Wells, III
                                  Title: Managing Director


Attest: \s\ Laura L. Haskins
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